ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-251299 and No. 333-262424 on Form S-3 and in the related Prospectuses and Registration Statements No. 333-238537, No. 333-211140 and No. 333-169923 on Form S-8 of our reports dated February 16, 2023, with respect to the consolidated financial statements of Annaly Capital Management, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Annaly Capital Management, Inc. and Subsidiaries for the year ended December 31, 2022.

/s/ Ernst and Young LLP

New York, NY
February 16, 2023